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                                                                   Exhibit 10.22



                     LEASE AGREEMENT FOR A GAMMA KNIFE UNIT


        THIS LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (the "Agreement") is entered into as of October 5, 1998, between GK FINANCING, LLC, a California limited liability company (hereinafter referred to as "GKF"), and NEW ENGLAND MEDICAL CENTER HOSPITALS, INC., a Massachusetts corporation (hereinafter referred to as "Medical Center").


                                 R E C I T A L S

        WHEREAS, Medical Center wants to lease from GKF a Leksell Gamma Knife manufactured by Elekta Instruments, Inc., (hereinafter referred to as the "Equipment", Specifications of which are attached as Exhibit A to the LGK Agreement, which is defined in Paragraph 2 below); and

        WHEREAS, GKF is willing to lease the Equipment, which GKF has acquired from Elekta Instruments, Inc., a Georgia corporation (hereinafter referred to as "Elekta"), to Medical Center, pursuant to the terms and conditions of this Agreement.


                                    AGREEMENT

        NOW, therefore, in consideration of the foregoing premises and the promises contained herein, the parties hereto hereby agree as follows:

        1. Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Medical Center, and Medical Center hereby leases from GKF, the Equipment. The Equipment to be leased to Medical Center pursuant to this Agreement shall include the latest approved Gamma Knife technology available as of the date of this Agreement, including all hardware and software related thereto as listed in the Specifications.

        2. Execution of LGK Agreement by and between Medical Center and Elekta. Medical Center agrees that simultaneously with the execution of this Agreement it shall execute that certain LGK Agreement with Elekta, (hereinafter referred to as the "LGK Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by this reference. Medical Center agrees to fulfill all of its obligations under the LGK Agreement and acknowledges that GKF is a third party beneficiary of the LGK Agreement. Medical Center shall indemnify and hold harmless GKF in the event that GKF suffers any loss, damage, claim or expense (including reasonable attorneys' fees) solely as a result of Medical Center's breach of the LGK Agreement.






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        3. Delivery of the Equipment. GKF shall use its best efforts to cause
Elekta to deliver the Equipment and the Cobalt Supply (as defined in the LGK Agreement), at GKF or Elekta's expense, to the Site (as defined in Exhibit B to the LGK Agreement) or to such other location in the Boston area as Medical Center may specify in advance, between December 15, 1998 and January 15, 1999, or, if the Determination of Need ("DON") is not received on or before November 21, 1998, Medical Center and Elekta shall renegotiate the delivery to the earliest possible date (as applicable, the "Delivery Date"); provided that Elekta shall have no obligation to deliver the Equipment unless Medical Center shall have completed the development, preparation and construction of the Site in compliance with Paragraphs 4 and 5 below. Notwithstanding the foregoing, it is understood and agreed that GKF has made no representations and warranties to the Medical Center concerning the actual delivery dates or schedules for the Equipment at Site, and that GKF shall have no obligation to pay any damages to Medical Center resulting from any late delivery of the Equipment.

        4. Design of Site and Receipt of Regulatory Approvals. Medical Center shall provide, at its own expense, a Site which complies with Elekta's Site Planning Criteria (which Site Planning Criteria is attached as Exhibit C to the LGK Agreement). Site location shall be reasonably acceptable to GKF. Medical Center shall prepare at its sole cost and expense the requisite Site plans and specifications and shall submit them to Elekta and GKF for approval which approval shall not be unreasonably withheld or delayed. Medical Center's Site plans and specifications shall be deemed approved by GKF and Elekta unless, within thirty (30) days after receipt thereof, GKF or Elekta notifies Medical Center in writing of its exceptions thereto, in which event the parties shall promptly confer to resolve such exceptions. Site location shall be deemed acceptable to GKF unless, within thirty (30) days after receipt of Medical Center's description of the proposed Site, GKF notifies Medical Center of its objections thereto, in which event the parties shall promptly confer to resolve such objections. Medical Center shall obtain, in a timely manner, a User License from the Nuclear Regulatory Commission and/or appropriate state agency authorizing it to take possession of the Cobalt Supply and shall obtain such other licenses, permits, approvals, consents and authorizations, which may be required by local governmental or other regulatory agencies for the Site, its preparation, the Charging (as defined in the LGK Agreement) of the Equipment with its Cobalt Supply, the conduct of Acceptance Tests (as defined in the LGK Agreement), and the use of the Equipment all as more fully set forth in Article
2.1 of the LGK Agreement.

        Medical Center shall work diligently toward receipt by November 21, 1998, of a DON for the Equipment and the provision of services using the Equipment.






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        This Agreement shall become null and void in the event that the Medical
Center does not receive a DON for the Equipment and the provision of the services related thereto on or before April 1, 1999, after using its best efforts to do so.

        5. Site Preparation and Positioning of Equipment.

               5.1 Medical Center shall, at its own expense and risk, prepare, construct and make ready the Site as necessary for the "Installation" (as defined in the LGK Agreement) of the Equipment, including, but not limited to, providing any temporary and/or permanent shielding for the Charging of the Equipment and its use, selecting and preparing a proper foundation for the Equipment and for such shielding and walls, as well as proper alignment of the Site and wiring. Once the Equipment has been delivered pursuant to Paragraph 3, Medical Center shall, at Medical Center's own expense and risk, position the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

               5.2 Medical Center shall also at its own expense select, purchase and install all radiation monitoring equipment and devices, safety circuits and radiation warning signs needed for the Equipment at the Site, according to all applicable federal, state and local laws and regulations.

               5.3 Upon completion of the Site, Medical Center shall warrant that the Site will comply with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations.

               5.4 Medical Center shall be liable for, and shall indemnify GKF from and against, all damage to the Equipment caused by (a) defects in construction of the Site or in positioning the Equipment at the Site; (b) defects arising out of materials or parts provided, modified or designed by Medical Center for or with respect to the Site; (c) negligent, intentional or wrongful acts or omissions by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees in connection with the construction and preparation of the Site; and (d) negligent or intentional and wrongful operation of the Equipment at the Site. Further, neither the review and approval of Site plans, specifications and/or positioning plans by GKF and/or Elekta, nor the construction of any other Site preparation, shall relieve Medical Center for liability for damages to the Equipment caused by the failure to comply with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection.

               5.5 Medical Center warrants that it shall utilize its best efforts to fulfill on an expeditious basis its obligations under this Paragraph
5. Medical Center further warrants that it shall on a regular basis keep GKF informed of Medical Center's progress in fulfilling its obligations pursuant to this Paragraph 5. Should






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Medical Center not have all Site preparations completed by the Delivery Date specified in Paragraph 3 above plus a sixty (60) day grace period such that the Site meets the Site Planning Criteria and is ready for positioning and Installation of the Equipment, Medical Center shall reimburse GKF at an interest rate of Bank of America's prime rate plus 2% on GKF's financing, maintenance and storage costs with respect to the Equipment until the Site is prepared to allow positioning and Installation of the Equipment.

        6. Term of the Agreement. The initial term of this Agreement (the "Term") shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical Gamma Knife procedure (the "First Procedure Date") at the Site. Medical Center's obligation to make the rental payments to GKF for the Equipment as described in Paragraph 7 below shall commence as of the First Procedure Date.

               6.1 Installation and Charging of Equipment and Performance of Acceptance Tests. Within seven (7) days following completion of the positioning of the Equipment at the Site by Medical Center, GKF shall use its best efforts to cause Elekta, at Elekta's sole expense and risk, to Install the Equipment, including the Charging of the Equipment with its Cobalt Supply, in accordance with the LGK Agreement. Upon completion of Installation of the Equipment, GKF shall use its best efforts to cause Elekta to perform the Acceptance Tests (as defined in the LGK Agreement) to the satisfaction of Elekta, GKF and Medical Center. Notwithstanding the foregoing, it is understood and agreed that GKF has made no representations and warranties to Medical Center concerning the Installation or Charging of the Equipment or the performance of the Acceptance Tests, and that GKF shall have no obligation to pay any damages to Medical Center resulting therefrom.

        7. Per Procedure Payments. Medical Center shall pay to GKF a per procedure payment as specified in Exhibit 2 for the use of the Equipment. A "procedure" shall be defined as a single patient treatment session that may include one or more isocenters during that session. Medical Center shall be billed on the fifteenth (15th) and the last day of each month for the actual number of procedures performed during the first and second half of the month, respectively. Medical Center shall pay for the procedures invoiced within thirty
(30) days after being invoiced. Interest shall begin to accrue at the rate of 1-1/2% per month on all invoices remaining unpaid after 45 days.

        (a) If the "Medicare Reimbursement Rate" in effect on any "Reset Date" is less than the "Medicare Base Rate" by * or more, then, Medical Center may at its option inform GKF in writing within thirty (30) days after the applicable Reset Date and shall provide GKF with the information used in calculating such Medicare Reimbursement Rate.






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        (b) Within thirty (30) days after GKF's receipt of such notice and information from Medical Center, the parties shall meet to renegotiate in good faith the per procedure payments payable by Medical Center under this Agreement; provided that either party shall have the right to reject any per procedure rate proposed by the other party. Each party shall permit the other to inspect such party's books and records pertaining to the Equipment in order to verify their respective Operating Income. Notwithstanding the foregoing, Medical Center shall have no recourse to arbitration as provided in this Section 7 with respect to any per procedure payment rate proposed by Medical Center which would result in negative Operating Income to GKF, in which event this Agreement shall remain unchanged and in full force and effect.

        (c) If, within sixty (60) days following GKF's receipt of Medical Center's notice, the parties are unable to agree in good faith on reduced per procedure payment rates, which rates would not result in GKF incurring negative Operating Income, then, GKF and Medical Center shall jointly appoint an arbitrator who shall have not less than ten (10) years experience in medical equipment financing and who shall have no prior relationship, attorney/client or otherwise, with any of the parties. Such arbitrator shall review the information presented by both parties and shall render a decision within thirty (30) days of his or her appointment. In rendering a decision, the arbitrator shall be bound by the following: (i) Any reduced per procedure payment rate determined by the arbitrator shall not provide Medical Center with estimated Operating Income in excess of a breakeven level, and (ii) any reduced per procedure payment rate determined by the arbitrator shall not result in negative Operating Income to GKF. The arbitrator's decision shall be binding upon the parties and non-appealable. The fees and expenses of the arbitrator shall be shared equally between the parties. The foregoing arbitration procedure shall apply only to disagreements arising from this subsection (c) and not to any other disputes or disagreements arising from this Agreement.

        (d) If the parties mutually agree on a renegotiated per procedure payment or if a renegotiated per procedure payment is determined by the arbitrator as set forth above, then such renegotiated per procedure payment shall become effective on the date of such agreement or determination, and
Exhibit 2 hereto shall be deemed automatically amended as of such date.

        (e) As used herein:

               (i) The "Medicare Reimbursement Rate" shall mean the sum of the reimbursement rates to Medical Center under DRG 7 and DRG 8 (or, if no longer in effect, their respective inpatient rate replacements for Gamma Knife procedures) in effect as of any Reset Date.

               (ii) The "Medicare Base Rate" shall mean the sum of the reimbursement rates under DRG 7 and DRG 8 in effect as of the date hereof. It is






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acknowledged that, as of the date hereof, the reimbursement rates for DRG 7 and
DRG 8 are $17,462.40 and $9,450.56, respectively.

               (iii) The "Reset Date" shall mean the date which is two (2) years after the Commencement Date and each anniversary date thereafter.

               (iv) "Operating Income" with respect to either party shall mean the revenues generated by such party from the Equipment less such party's corresponding direct operating expenses related to the Equipment, including, without limitation, applicable interest and depreciation expenses on the Equipment and Site improvements, but excluding physician professional fees and indirect overhead expenses. In determining Operating Income with respect to Medical Center, (1) the revenues to be used in such determination shall be those generated by Medical Center related to the performance of procedures using the Equipment for Gamma Knife services; and (2) subject to the limitations set forth in this subsection (iv), the direct operating expenses shall be those related to the performance of procedures using the Equipment, including, without limitation, Medical Center's actual costs related to the hospital stay, diagnostic imaging procedures, nursing services (to the extent not covered as part of the cost of the hospital stay), and physicist compensation.

        8. Use of the Equipment. The Equipment may be used by Medical Center only at the Site and shall not be removed therefrom. Medical Center shall not assign or sublease the Equipment or its rights hereunder without the prior written consent of GKF; which consent shall not be unreasonably withheld. No permitted assignment or sublease shall relieve Medical Center of any of its obligations hereunder. Medical Center shall not use nor permit the Equipment to be used in any manner nor for any purpose for which, in the reasonable opinion of Elekta or GKF based on current medical practice, the Equipment is not designed or reasonably suitable. Medical Center shall not permit any liens, whether voluntary or involuntary, to attach to the Equipment, without the prior written consent of GKF. Medical Center shall have no interest in the Equipment other than the rights acquired as a lessee hereunder and the Equipment shall remain the property of GKF regardless of the manner in which it may be installed or attached at the Site. Medical Center shall, at GKF's request, affix to the Equipment tags, decals, or plates furnished by GKF, indicating GKF's ownership of the Equipment.

        9. Additional Covenants of Medical Center. In addition to the other covenants made by Medical Center, Medical Center shall at its own cost and expense:

               9.1 Provide properly trained professional, technical and support personnel and supplies required for the proper performance of medical procedures utilizing the Equipment.






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               9.2 Assume all medical and financial responsibility for the overseers' monitoring of all patients' medical condition and treatment.

               9.3 Fully comply with all of its obligations under the LGK Agreement.

               9.4 Indemnify GKF as herein provided: (i) Medical Center hereby agrees to indemnify and/or reimburse (including reasonable attorneys' fees) GKF on a prompt basis for any and all damage to the Equipment (including, without limitation, any violations by Medical Center, its agents, officers, physicians, employees, successors and assigns of the Repair Service Agreement described in Paragraph 16 below) to the extent such damages are caused by the negligent or wrongful acts or omissions of Medical Center, its agents, officers, physicians and employees and are not covered and reimbursed by GKF's insurance. In the event the Equipment is destroyed or rendered unusable as a result of such negligent or wrongful acts or omissions, this indemnification shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any. (ii) Medical Center hereby further agrees to indemnify and hold GKF, its agents, officers, employees, successors and assigns, harmless from and against any and all claims, liabilities, obligations, losses, damages, injuries, penalties, actions, costs and expenses (including reasonable attorneys' fees) for all events and/or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Medical Center agrees to indemnify Elekta thereunder.

               9.5 Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) and marketing support from an administrative and physician (i.e. seminars by neurosurgeons and radiation therapists to referring physicians, etc.) commitment for this clinical service. Medical Center shall spend not less than One Hundred Thousand Dollars ($100,000) on marketing and promotion of the services provided through the Equipment during the first year of this Agreement, and Fifty Thousand Dollars ($50,000) per year thereafter or such other amounts as may be mutually agreed upon by the parties. Notwithstanding the foregoing, Medical Center shall not be obligated to incur expenditures for marketing or promotion if the events described in Section 7(a) have occurred, and Medical Center's Operating Income following the renegotiation process set forth in Section 7 above is negative.

        10. Additional Covenants, Representations and Warranties of GKF. In addition to the other covenants, representations and warranties, made by GKF in this Agreement:

               10.1 GKF represents and warrants that GKF has full power and authority to enter into this Agreement, and that this Agreement does not and will not violate any agreement, contract or instrument binding upon GKF.






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               10.2 GKF represents and warrants to Medical Center that, upon delivery of the Equipment to Medical Center, GKF shall use its best faith efforts to require that Elekta meets its contractual obligations to GKF and puts the Equipment, as soon as possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer's specifications, guidelines and field modification instructions.

               10.3 GKF represents and warrants that throughout the term of this Agreement, Medical Center shall enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF under this Agreement or granted to Elekta under the LGK Agreement.

               10.4 During the entire term of this Agreement and subsequent extensions thereof, GKF shall maintain in full force and effect: (i) the Repair Service Agreement referenced in Paragraph 16 below; and (ii) any other service or other agreements required to fulfill GKF's obligations to Medical Center pursuant to this Paragraph 10.4. GKF acknowledges that Medical Center is a third-party beneficiary of the Repair Service Agreement. GKF shall indemnify and hold harmless Medical Center in the event Medical Center suffers any loss, damage, claim or expense (including reasonable attorneys' fees) solely as the result of GKF's breach of the Repair Service Agreement. GKF represents and warrants that during the entire term of this Agreement and any subsequent extensions thereof, that it will fully pursue any and all remedies it may have against Elekta under the Repair Service Agreement to insure that the Equipment will be in conformity with Elekta's warranties so that it is free from defects in design, materials, workmanship or manufacture which result in noncompliance with the Specifications and/or Elekta's warranties to GKF.

        11. Ownership/Title. It is expressly understood that Medical Center shall acquire no right, title or interest in or to the Equipment, other than the right to the possession and use of the same in accordance with the terms of this Agreement.

        GKF may at its sole discretion finance the Equipment. Financing may be in the form of an installment loan or a capitalized lease or other commercially available debt instrument. Should GKF finance the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral against the loan. Should GKF finance the Equipment through a capitalized lease title shall vest with the lessor until GKF exercises its buy-out option. In addition, should GKF finance the Equipment, said agreement may be used as collateral against the loan. No financing by GKF will relieve GKF of its obligations to Medical Center or materially change Medical Center's duties or materially increase the burdens or risks imposed on Medical Center. Prior to the financing, Medical Center and the entity financing the Equipment shall enter into a mutually acceptable subordination, attornment and non-disturbance agreement.






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        12. Cost of Use of the Equipment. Except as is otherwise provided herein, Medical Center shall bear the entire cost of using the Equipment during the Term of this Agreement. This shall include, but not be limited to, providing trained professionals, technical and support personnel and supplies to properly operate the Equipment. Medical Center shall be fully responsible and liable for all acts and/or omissions of such professional, technical and support personnel.

        13. Taxes. GKF shall pay any personal property taxes levied against the Equipment and any other taxes or governmental fees or assessments, however denoted, whether of the federal government, any state government or any local government, levied or based on this Agreement or the use of the Equipment except for those taxes, if any, pertaining to the gross income or gross receipts of Medical Center.

        14. Maintenance and Inspections. GKF agrees to exercise due and proper care in the maintenance of the Equipment and to keep the Equipment in a good state of repair, reasonable wear and tear excepted.

        GKF (and Elekta) shall have the right of access to the Equipment for the purpose of inspecting same at all reasonable times and upon reasonable notice and with a minimum of interference to Medical Center's operations. In the event the Equipment is improperly used by Medical Center or its employees, agents, officers, and physicians, GKF may service or repair the same as needed and such expense shall be paid by Medical Center, unless the repair is covered by the Repair Service Agreement.

15. Equipment Modifications/Additions/Upgrades.

               15.1 Medical Center may elect in writing to have the Cobalt-60 sources reloaded at any time after the date that is seven (7) years following the First Procedure Date and prior to the expiration of the initial Term, so long as the annual number of procedures performed on the Equipment is greater than * procedures per year for the two years immediately prior to Medical Center's election. Such reloading shall be done at GKF's expense, provided that any expenses pertaining to leasehold improvements or refurbishment of the Site shall be paid for solely by Medical Center.

               15.2 If Medical Center elects to reload as set forth above, the Term shall automatically be extended for an additional four (4) years, plus the time expended in reloading, which extension shall commence on the expiration of the initial Term of this Agreement. Unless Medical Center notifies GKF at least ninety (90) days prior to the expiration of the extended Term that Medical Center wishes to purchase the Equipment in cash at its fair market value (based upon the "in use" value of the Equipment) as determined by an appraiser mutually agreed upon






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between the parties, GKF shall remove the Equipment, at its sole expense, within ninety (90) days after the expiration of the extended Term.

               15.3 If the Term is extended pursuant to Paragraph 15.2 above, the per procedure rate payable during the extended term shall be as follows:

        YEAR          ANNUAL PROCEDURES PERFORMED         FEE PER PROCEDURE
        ----          ---------------------------         -----------------
        11-14                      *                              *
                                   *                              *
                                   *                              *
                                   *                              *

        16. Repair Service Agreement. GKF warrants that it shall simultaneously with the execution of this Agreement enter into a Repair Service Agreement with Elekta, a copy of which is attached hereto as Exhibit 3 and incorporated herein by this reference. GKF agrees to fulfill all of its obligations under the Repair Service Agreement and acknowledges that Medical Center is a third party beneficiary of the Repair Service Agreement.

        17. Termination. If, after the initial twenty-four (24) month period following the First Procedure Date or any subsequent 12 month period, the sum of all per-procedure payments made by Medical Center to GKF under this Agreement during the most recent twelve (12) month period fell short of * , then and in that event, GKF shall have the option (but not the obligation) of terminating this Agreement upon the giving of written notice to Medical Center of said termination not less than one hundred and eighty (180) days prior to GKF's designated termination date. GKF shall remove the Equipment, at its sole expense, within ninety (90) days after the designated termination date, unless Medical Center notifies GKF within ninety (90) days following receipt of GKF's notice of termination that it wishes to purchase the Equipment in cash at a price to be mutually agreed upon by the parties. Notwithstanding the foregoing, such * shall not be used as a basis for determining GKF's breakeven level of Operating Income pursuant to Section 7 above.

        18. Option to Extend Agreement.

               18.1 If the Term has not been extended pursuant to Paragraph 15.2 above, Medical Center shall have the option at the end of the ten (10) year initial Term to:

                      (i) Renegotiate this Agreement for a five year renewal term.

                      (ii) Terminate this Agreement. If Medical Center terminates this Agreement at the end of the initial Term, Medical Center shall have the option






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to purchase the Equipment in cash at its fair market value (based upon the "in use" value of the Equipment) as determined by an appraiser to be mutually agreed upon between the parties. Medical Center shall exercise such option by giving written notice to GKF not less than ninety (90) days prior to the expiration of the initial Term. If Medical Center does not issue such notice, Medical Center shall be deemed to have elected not to exercise such option, and GKF shall remove the Equipment, at its sole cost and expense, within ninety (90) days after the expiration of the ten (10) year initial Term.

Medical Center shall exercise one (1) of the two (2) options referred to above by mailing an irrevocable written notice thereof to GKF at Four Embarcadero Center, Suite 3620, San Francisco, California, 94111, by registered mail, postmarked on or before the end of the ninth (9th) year of the ten (10) year initial Term of this Agreement. Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the two (2) options referred to above Medical Center is exercising.

        19. No Warranties by GKF with Respect to the Equipment. GKF SUPPLIES THE EQUIPMENT "AS IS" AND NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, it being agreed that all such risks as between GKF and Medical Center, shall be borne by Medical Center. Medical Center agrees to look solely to the manufacturer (Elekta) or to suppliers of the Equipment (and its software) for any and all warranty claims with respect to the Equipment. Any and all warranties made by Elekta to GKF will be in its good faith best efforts enforced by GKF on behalf of Medical Center during the ten
(10) year initial Term hereof and any renewal Terms. Medical Center agrees that GKF shall not be responsible for the delivery, installation, or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing. GKF shall not be responsible for any direct or indirect consequential loss or damage resulting from the installation, operation or use of the Equipment or otherwise. Medical Center expressly waives any right to hold GKF liable hereunder for any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment.

        20. Events of Default by Medical Center and Remedies. The occurrence of any one of the following shall constitute an Event of Default by Medical Center hereunder:

               (a) Medical Center fails to pay any installment of semi-monthly procedure payments when due when such default continues for a period of thirty
(30) days after notice thereof from GKF or its assignee is given to Medical Center.






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               (b) Medical Center attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein;

               (c) Medical Center shall fail to observe or perform any of the other obligations required to be observed or performed by Medical Center hereunder and such failure shall continue uncured for sixty (60) days after written notice thereof to Medical Center by GKF;

               (d) Medical Center ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

               (e) Within sixty (60) days after the commencement of any proceedings against Medical Center seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Medical Center's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default by Medical Center, GKF may at its option do any or all of the following: (i) by written notice to Medical Center, terminate this Agreement as to the Equipment in default, wherever situated, and for such purposes, enter upon the Site without liability for so doing or GKF may cause Medical Center and Medical Center hereby agrees to return the Equipment to GKF at Medical Center's sole cost and expense; (ii) recover from Medical Center, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to the present value of the unpaid estimated future lease payments by Medical Center to GKF through the end of the initial Term discounted at the rate of nine percent (9%), which payment shall become immediately due and payable. Unpaid estimated future lease payments shall be based on the prior 12 months lease payments with an annual five percent (5%) percent increase; (iii) sell, dispose of, hold, use or lease the Equipment in default, as GKF in its sole discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF). In any event, Medical Center shall, without further demand, pay to GKF an amount equal to all sums due and payable for all periods up to and including the date on which GKF had declared this Agreement to be in default.

In the event that Medical Center shall have paid to GKF the liquidated damages referred to in (ii) above, GKF hereby agrees to pay to Medical Center promptly after receipt thereof, all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the ten (10) year initial Term (after deduction of all expenses incurred by GKF; said amount never to exceed the amount of the liquidated damages paid by Medical Center). Medical Center agrees that GKF shall have no obligation to sell the Equipment. Medical Center shall in any event remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. Medical Center hereby agrees that, in any event, it shall be liable for any deficiency after any sale, lease or other disposition of the Equipment by GKF. The rights afforded GKF hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

        21. Events of Default by GKF and Remedies. The occurrence of any one of the following shall constitute an Event of Default by GKF hereunder:

               (a) GKF shall fail to observe or perform any of the obligations required to be observed or performed by GKF hereunder and such failure shall continue uncured for sixty (60) days after written notice thereof to GKF by Medical Center;

               (b) GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

               (c) Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default by GKF, Medical Center may at its option do any or all of the following: (i) by written notice to GKF, terminate this Agreement and, in such event, GKF shall remove the Equipment at GKF's sole cost and expense or, in the absence of removal by GKF within ninety (90) days after a written request therefor, Medical Center may remove the Equipment with all due care and store the Equipment at GKF's sole cost and expense, or (ii) purchase the Equipment in cash at a price to be mutually agreed upon by the parties.

GKF shall in any event remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by Medical Center on account of such default, including but not limited to all court costs and reasonable attorney's fees. The rights afforded Medical Center hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

        22. Insurance.

               22.1 During the ten (10) year initial Term of this Agreement (and any successive terms) GKF shall, at its own cost and expense, keep in effect an all risk and hazard insurance policy covering the Equipment. The all risk and hazard insurance policy shall be for an amount not less than the replacement cost of the Equipment. During the ten (10) year initial Term of this Agreement, Medical Center shall, at its own cost and expense, keep in effect public liability and professional liability insurance policies concerning the operation of the Equipment by Medical Center. Said policies shall be in the amounts of not less than $1,000,000 per occurrence and $5,000,000 in aggregate per year. Medical Center and GKF, their successors and assigns, shall be named as additional insureds and/or loss payees on the insurance policies maintained hereunder by the other party. Evidence of such insurance coverages shall be furnished by both parties to the other party upon written request, by no later than the Delivery Date.

               22.2 If the Equipment is rendered unusable as a result of any physical damage to, or destruction of, the Equipment, Medical Center shall give to GKF immediate notice. GKF shall determine, within thirty (30) days after the date of occurrence of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired, GKF at its sole cost and expense shall promptly replace the Equipment subject to availability. This Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be promptly repaired at its sole expense, subject, however, to Medical Center's obligations under Section 5.4 above.

        23. Notices. Any notices required under this Agreement shall be sent in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail to the following addresses:

               To GKF:       GK Financing, LLC
                             Craig K. Tagawa, C.E.O.
                             Four Embarcadero Center, Suite 3620
                             San Francisco, CA 94111

        To Medical Center:   New England Medical Center Hospitals, Inc.
                             750 Washington Street
                             NEMC 428
                             Boston, MA 02111

Or to such other addresses as either party may specify for the reception of notice from time to time in writing to the other party.

        24. Integration/Supersedure. This Agreement contains the full and entire Agreement between the parties hereto, and no oral or written understanding is of any force or effect whatsoever unless expressly contained in a writing executed subsequent to the date of this Agreement.

        25. Waivers. To the extent that either party fails or chooses not to pursue any of its remedies under this Agreement or pursuant to applicable law, such shall not prejudice such party's rights to pursue any of those remedies at any future time and shall not constitute a waiver of such party's rights.

        26. Assignments. This Agreement is binding upon and shall inure to the benefit of the permitted successors or assigns of the respective parties hereto, except that neither party may assign its rights or obligations under this Agreement without the express written consent of the other (which consent shall not be unreasonably withheld or delayed).

        27. Amendments. This Agreement shall not be amended or altered in any manner unless such amendment or alteration is in a writing signed by both parties.

        28. Record-Keeping Requirements.

               28.1 Medical Center and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

               28.2 For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements
(a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

        29. Miscellaneous Provisions.

               29.1 The invalidity or unenforceability of any portion or provision of this Agreement shall not effect the validity or enforceability of any other portion, nor shall either party's implied or express consent to the breach or waiver of any provision of this Agreement constitute a waiver of such provision as to any subsequent breach.

               29.2 In the event of any claim or controversy arising hereunder, the prevailing party in such claim or controversy shall be entitled to a reasonable attorneys' fee in addition to whatever other relief said party would be otherwise entitled.

               29.3 Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control including without limitation, fires, floods, earthquakes, snow, ice, disasters, Acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems.

        IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.



NEW ENGLAND MEDICAL CENTER          GK FINANCING, LLC
HOSPITALS, INC.




By:  /s/ Signature                         By:  /s/ Craig K. Tagawa
    --------------------------------           --------------------------------
Its:  Chief Operating Officer                       Craig K. Tagawa
                                                    Chief Executive Officer

                                    Exhibit 1

                                  LGK AGREEMENT

                                    Exhibit 2

                             PER PROCEDURE PAYMENTS


        YEAR          ANNUAL PROCEDURES PERFORMED         FEE PER PROCEDURE
        ----          ---------------------------         -----------------
        1-4                        *                               *
                                   *                               *
                                   *                               *
                                   *                               *


        5-7                        *                               *
                                   *                               *
                                   *                               *
                                   *                               *


        8-10                       *                               *
                                   *                               *
                                   *                               *
                                   *                               *

                                    Exhibit 3

                            REPAIR SERVICE AGREEMENT